Exhibit 99.1

            KLA-Tencor Reports Earnings of $116 Million on Revenue of
               $519 Million for First Quarter of Fiscal Year 2005

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--KLA-Tencor Corporation (Nasdaq:KLAC) today announced operating results for its first quarter of fiscal 2005, ended September 30, 2004. Net income and earnings per diluted share rose to $116 million and $0.58 on revenues of $519 million, as the company reported sequential and year-over-year improvements in operating results. Revenues rose 15 percent from $450 million in the prior quarter and 63 percent from $318 million compared to the same period last year. Net income was also significantly higher, increasing from $96 million or $0.48 per diluted share in the prior quarter and $37 million or $0.18 per diluted share in the first quarter of fiscal 2004.
    "Our strong financial results reflect leading chipmakers' strategic investments in process control technology to help them stay on Moore's law and reduce the time and costs associated with producing next-generation chips," explained Ken Schroeder, President and Chief Executive Officer of KLA-Tencor. "Our customers know that process control technology is instrumental to increasing their competitiveness and production success. Going forward we remain focused on investing in the solutions our customers will need to accelerate their development and production ramps at future nodes, while also optimizing the performance of their existing tools and technologies."
    KLA-Tencor reported that it ended the quarter with approximately six months of backlog at current shipping levels. Geographically, the strongest order activity originated from Japan, which was above its historical share. Korea, China, and Singapore were also above historical levels while order levels for the United States, Europe and Taiwan were below their historical averages during the quarter.
    Rising revenues and improved cost-structure resulted in record level gross margin, pretax, and operating margin percentages in the current quarter. Operating expenses increased from $141 million in the prior quarter to $146 million in the current quarter.
    Cash, cash equivalents, and marketable securities increased by $10 million to $1.89 billion and the company repurchased $74 million of its shares during the quarter. Accounts receivable decreased by $7 million to $366 million on strong collections, while inventory increased by $36 million to $373 million on new product introductions and higher planned production levels.

    Forward Looking Statements: Statements in this press release regarding the company's positioning for future industry growth, impact of process control technology, investment decisions by the Company and the benefits derived from future investments by the Company, current order backlog, rising demand for semiconductor process control equipment and cost-saving measures are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

    About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.



KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                        September 30,       June 30,
                                                 2004           2004
----------------------------------------------------------------------
(In thousands)

ASSETS

Cash, short-term investments and
 marketable securities                     $1,886,256     $1,876,356
Accounts receivable, net                      365,529        372,773
Inventories                                   373,484        337,414
Land, property and equipment, net             380,239        376,052
Other assets                                  584,499        576,584
                                           ----------     ----------

         Total assets                      $3,590,007     $3,539,179
                                           ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $   53,132     $   63,991
  Deferred system profit                      281,455        284,813
  Unearned revenue                             58,971         57,318
  Other current liabilities                   511,571        505,507
                                           ----------     ----------
         Total current liabilities            905,129        911,629
                                           ----------     ----------

Stockholders' equity:
  Common stock and capital in excess of
   par value                                  918,331        984,804
  Retained earnings                         1,756,992      1,640,587
  Accumulated other comprehensive income        9,555          2,159
                                           ----------     ----------
         Total stockholders' equity         2,684,878      2,627,550
                                           ----------     ----------

         Total liabilities and
          stockholders' equity             $3,590,007     $3,539,179
                                           ==========     ==========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS


                                                  Three months ended
                                                     September 30,
                                                  2004        2003
----------------------------------------------------------------------
(In thousands, except per share data)

Revenues:
     Product                                    $442,296    $250,145
     Service                                      76,477      67,825
                                              ----------  ----------
        Total revenues                           518,773     317,970
                                              ----------  ----------

Costs and operating expenses:
     Costs of revenues                           215,469     155,541
     Engineering, research and development        77,147      65,452
     Selling, general and administrative          69,190      60,009
                                              ----------  ----------
        Total costs and operating expenses       361,806     281,002
                                              ----------  ----------

Income from operations                           156,967      36,968

Interest income and other, net                     6,985       8,401
                                              ----------  ----------

Income before income taxes                       163,952      45,369

Provision for income taxes                        47,547       8,532
                                              ----------  ----------

Net income                                      $116,405    $ 36,837
                                              ==========  ==========
Net income per share:

Basic
     Basic net income per share                 $   0.59    $   0.19
                                              ==========  ==========

Diluted
     Diluted net income per share               $   0.58    $   0.18
                                              ==========  ==========

Weighted average number of shares;
     Basic                                       196,110     192,699
                                              ==========  ==========

     Diluted                                     199,969     200,334
                                              ==========  ==========





    CONTACT: John Kispert, 408-875-6224 (Chief Financial Officer) john.kispert@kla-tencor.com
             Cary Halsted, 408-875-4094 (Investment Community) cary.halsted@kla-tencor.com
             Uma Subramaniam, 408-875-5473 (Media)
             uma.subramaniam@kla-tencor.com